Exhibit 99

PRESS RELEASE

Media Contacts:	Investor Contacts:
Susannah Budington	Claudine Prowse, Ph.D.
Director, Corporate Public Relations	Executive Director, Investor Relations
301-545-1062	301-315-1785

Jerry Parrott	Peter Vozzo
Vice President, Corporate Communications	Senior Director, Investor Relations
301-315-2777	301-251-6003

HUMAN GENOME SCIENCES ANNOUNCES FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS AND KEY DEVELOPMENTS

•	Steady quarter-to-quarter progress for BENLYSTA® sales

•	HGS ended 2011 with $881 million in cash and investments

ROCKVILLE, Maryland – February 27, 2012 – Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter and full year ended December 31, 2011, and provided highlights of recent key developments.

“The approval and launch of BENLYSTA for systemic lupus in 2011 brings Human Genome Sciences closer to our long-standing goal of achieving profitability and sustained growth into the future,” said H. Thomas Watkins, President and Chief Executive Officer. “We have seen steady quarter-to-quarter progress with BENLYSTA sales, and we believe BENLYSTA is on its way to playing a major role in improving the standard of care for SLE patients.”

FINANCIAL RESULTS

HGS reported revenues of $131.0 million for the year ended December 31, 2011, compared with revenues of $157.4 million for 2010. Revenues for 2011 included $52.3 million recognized from sales of BENLYSTA; $52.5 million recognized from sales and deliveries of raxibacumab to the U.S. Strategic National Stockpile; and $22.0 million recognized from manufacturing and development services other than raxibacumab. The decrease in revenues for 2011 reflected $82.8 million recognized from the ZALBIN agreement with Novartis in 2010.

The Company reported a net loss for 2011 of $381.1 million ($1.97 per share), compared with a net loss of $233.2 million ($1.24 per share) for 2010. The increase in net loss was primarily due to increased selling, general and administrative expenses and increased commercial collaboration expenses related to the commercialization of BENLYSTA, partially offset by higher product sales revenue.

As of December 31, 2011, cash and investments totaled $881.4 million, of which $801.2 million was unrestricted and available for operations. This includes $429.3 million in net cash from the Company’s successful public offering of Convertible Senior Notes completed in November 2011. This compares with cash and investments totaling $933.4 million as of December 31, 2010, of which $853.9 million was unrestricted and available for operations.

For the fourth quarter ended December 31, 2011, HGS reported revenues of $45.5 million, compared with revenues of $21.3 million for the same period in 2010. Fourth quarter 2011 revenues primarily included $25.7 million recognized from sales of BENLYSTA; $13.6 million recognized from sales and deliveries of raxibacumab to the U.S. Strategic National Stockpile; and $5.2 million recognized from manufacturing and development services other than raxibacumab.

The Company’s net loss for the quarter ending December 31, 2011 was $81.0 million ($0.41 per share), compared with a net loss of $87.6 million ($0.46 per share) for the fourth quarter of 2010. The decrease in net loss for the current quarter, compared with the same quarter last year, was primarily due to revenue recognized from sales of BENLYSTA and decreased research and development expenses, partially offset by increased cost of product sales and increased commercial collaboration expenses related to the commercialization of BENLYSTA.

“We look forward to our first full year of BENLYSTA sales in 2012,” said David Southwell, Executive Vice President and Chief Financial Officer. “With $881 million in cash and investments on hand at the end of 2011, we have a strong financial position and will continue to invest in the successful worldwide commercialization of BENLYSTA.”

HIGHLIGHTS OF RECENT PROGRESS

BENLYSTA®: NOW AVAILABLE IN THE UNITED STATES, CANADA AND AN INCREASING NUMBER OF EUROPEAN COUNTRIES; SALES INCREASING STEADILY

In March 2011, BENLYSTA (belimumab) was approved in the United States for treating patients with systemic lupus erythematosus. In July 2011, BENLYSTA was approved by the European Commission and Canada, and it is now available in an increasing number of European countries, including Germany, Spain, Austria, Denmark, Finland, Hungary, Norway and Sweden.

BENLYSTA gross sales for the year ended December 31, 2011, reflecting three full quarters on the market, totaled $59.2 million. After gross-to-net adjustments of $6.9 million, net sales of BENLYSTA for 2011 totaled $52.3 million.

BENLYSTA gross sales totaled $29.1 million in the fourth quarter of 2011. After gross-to-net adjustments of $3.4 million, net sales of BENLYSTA in the fourth quarter totaled $25.7 million.

In 2011, dosing of patients was initiated in BLISS-SC, a Phase 3 trial of the subcutaneous formulation of BENLYSTA. If successful, the subcutaneous formulation would make it possible for patients to self-administer BENLYSTA by injection once a week. Also in 2011, GSK initiated dosing in a Phase 3 trial of BENLYSTA to be conducted in China, Japan and South Korea.

Raxibacumab: Deliveries to U.S. Strategic National Stockpile Continued Under Second BARDA Order

In July 2009, the U.S. Government exercised its option to purchase 45,000 additional doses of raxibacumab for the Stockpile for emergency use in treating inhalation anthrax, with delivery to be completed over a three-year period. HGS expects to receive approximately $142 million from this second award as deliveries are completed, including approximately $117 million received through December 31, 2011. Raxibacumab is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS).

Net Cash from Offering of Convertible Senior Notes Totals $429.3 Million

In November 2011, HGS received $429.3 million in net cash from its offering and sale of 3.00% Convertible Senior Notes due 2018. The notes will mature on November 15, 2018, and will bear interest at a rate of 3.00% per year, payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2012.

CONFERENCE CALL

HGS management will hold a conference call to discuss this announcement today at 4:30 PM Eastern. Investors may listen to the call by dialing 888-221-9591 or 913-312-6665, passcode 8441394, five to 10 minutes before the start of the call. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-203-1112 or 719-457-0820, confirmation code 8441394. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. It is recommended that investors interested in listening to the live webcast log on before the start of the call to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.

ABOUT HUMAN GENOME SCIENCES

Human Genome Sciences exists to place new therapies into the hands of those battling serious disease.

For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via email to clinicaltrialsinfo@hgsi.com or by calling HGS at 1-240-314-4430.

HGS, Human Genome Sciences and BENLYSTA are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.

SAFE HARBOR STATEMENT

This announcement includes statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding our expectations for BENLYSTA and raxibacumab, among others. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-

looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this announcement, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

Some important factors that could cause our actual results to differ from our expectations in these forward-looking statements include: our lack of commercial experience and dependence on the sales growth of BENLYSTA; any failure to commercialize BENLYSTA successfully; the occurrence of adverse safety events with our products; changes in the availability of reimbursement for BENLYSTA; the inherent uncertainty of the timing, success of, and expense associated with, research, development, regulatory approval and commercialization of our pipeline products and new indications for existing products; substantial competition in our industry, including from branded and generic products; the highly regulated nature of our business; uncertainty regarding our intellectual property rights and those of others; the ability to manufacture at appropriate scale, and in compliance with regulatory requirements, to meet market demand for our products; our substantial indebtedness and lease obligations; our dependence on collaborations over which we may not always have full control; foreign exchange rate valuations and fluctuations; the impact of our acquisitions and strategic transactions; changes in the health care industry in the U.S. and other countries, including government laws and regulations relating to sales and promotion, reimbursement and pricing generally; significant litigation adverse to the Company, including product liability and patent infringement claims; our ability to attract and retain key personnel; and increased scrutiny of the health care industry by government agencies and state attorneys general resulting in investigations and prosecutions.

The foregoing list sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

# # #

HUMAN GENOME SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
	(in thousands, except share and per share amounts)

Revenue:
Product sales	$39,276	$13,196	$104,863	$47,159
Manufacturing and development services	5,828	7,517	24,840	22,695
Research and development collaborative agreements	418	549	1,272	87,497

Total revenue	45,522	21,262	130,975	157,351

Costs and expenses:
Cost of product sales	13,035	6,411	47,061	29,941
Cost of manufacturing and development services	5,709	7,652	28,999	15,016
Research and development expenses	39,537	45,039	196,182	196,370
Selling, general and administrative expenses	42,087	38,341	158,779	106,797
Commercial collaboration expenses	14,217	—	31,222	—

Facility-related exit credits	—	—	(1,717)	—

Total costs and expenses (a)	114,585	97,443	460,526	348,124

Income (loss) from operations	(69,063)	(76,181)	(329,551)	(190,773)

Investment income	3,161	3,469	12,175	16,966
Interest expense	(16,497)	(15,091)	(62,056)	(59,500)
Other income (expense)	1,377	171	(1,674)	76

Income (loss) before taxes	(81,022)	(87,632)	(381,106)	(233,231)
Provision for income taxes	—	—	—	—

Net income (loss)	$(81,022)	$(87,632)	$(381,106)	$(233,231)

Basic and diluted net income (loss) per share	$(0.41)	$(0.46)	$(1.97)	$(1.24)

Weighted average shares outstanding, basic and diluted	198,712,722	188,896,481	193,667,672	187,791,437

(a)	Includes stock-based compensation expense of $10,773 ($0.05 per basic and diluted share) and $7,627 ($0.04 per basic and diluted share) for the three months ended December 31, 2011 and 2010, respectively. Includes stock-based compensation expense of $35,915 ($0.19 per basic and diluted share) and $25,430 ($0.14 per basic and diluted share) for the year ended December 31, 2011 and 2010, respectively.

CONSOLIDATED BALANCE SHEET DATA:

	September 30,	September 30,
	As of	As of
	December 31, 2011	December 31, 2010
	(in thousands)

Cash, cash equivalents and investments (b)	$881,434	$933,382

Total assets (b)	1,407,576	1,315,029

Convertible debt (c)	561,735	372,851

Lease financing	252,105	250,516

Total stockholders’ equity	456,419	585,763

(b)	Includes $80,193 and $79,510 in restricted investments at December 31, 2011 and 2010, respectively.

(c)	Convertible senior debt at face value is $494,500 (book value $363,698) and convertible subordinated debt at face value is $206,736 (book value $198,037) as of December 31, 2011. Convertible subordinated debt at face value is $403,840 (book value $372,851) as of December 31, 2010. No convertible senior debt was outstanding as of December 31, 2010.

# # #